Exhibit 99.1

fuel™

What if we could plant a seed and grow energy?
We Can and We Are!

October 2008

Southwest Georgia Ethanol, LLC, a FUEL company, initiated its first grind on Friday, October 10, 2008 in Mitchell County, Georgia. This milestone marked the beginning of production at the Southeast's only 100 million gallon per year ethanol facility.



First grind involves feeding the corn through the hammer mills which will grind the corn. The ground corn is cooked, treated with enzymes and placed in fermenters where yeast convert sugar derived from corn starch to alcohol. When it leaves the fermenter, the corn mash will go through the distillation and dehydration process, which will refine the liquid to 200 proof ethyl alcohol. The ethyl alcohol is then denatured with gasoline to render it undrinkable, which results in ethanol for blending. It will take several days to accumulate ethanol. After fermentation and distillation, the concentrated corn mash is fed through a drying process resulting in wet distillers' grains or dried distillers' grains, valuable feed products for livestock and poultry.

The idea for this project was conceived by Marilyn Royal, Executive Director of the Mitchell County Development Authority in December 2004. The Mitchell County Research Group first gathered in March 2005 and funded the initial feasibility study. This group formed First United Ethanol, LLC which is the parent company for Southwest Georgia Ethanol, LLC, a FUEL company. FUEL received over $75 million dollars from its 850+ investors with the majority of those investors living in Georgia and Florida. Fagen, Inc. began construction of the ethanol facility on May 18, 2007. During the refinancing, FUEL was required to restructure and form a wholly owned subsidiary named Southwest Georgia Ethanol, LLC. SWGE received its first corn via truck on September 12. The first 90 car unit train arrived on site on September 21 bringing with it over 300,000 bushels of corn. At first grind, SWGE had received 1.2 million bushels of corn via train and delivery of local corn grown in Georgia. After 17 months of construction, all efforts culminated in a successful first grind.

Murray Campbell, CEO of FUEL, reflected on the past three years and said, "Today is the culmination of some extraordinary effort of a lot of people. Our board, management team and employees have put in a tremendous amount of hours assembling all the pieces of this jigsaw puzzle. Projects this size don't happen overnight. It takes a commitment from stockholders and supporters to see them through. I would like to personally thank and commend them all."

"With the uncertainty of our economy and the recent fuel shortages in the United States and more specifically, the Southeast, now more than ever we need to become more energy independent. Income from taxes from the sales of our homegrown fuels can only help offset the current budget shortfalls the federal government and states are experiencing at this time. We must support and promote our home grown industry and stop sending our American dollars overseas. As the first destination plant in the Southeast, we are pioneers who will pave the road for biofuels production in this region," proclaimed Tommy Dollar, Chairman of FUEL, as he commented upon first grind.

Mr. Dollar quoted Margaret Mead saying, "Never doubt that a small group of thoughtful, committed citizens can change the world. Indeed, it is the only thing that ever has."

First Corn Delivery was received on September 12. Dollar Farm Products delivered two truckloads of corn grown by Flint River Farms owned by Mike Harrell who serves on FUEL’s board of directors. This corn was used to test the unloading facilities. Chairman Tommy Dollar serves as President and majority owner of Dollar Farm Products.
CSX delivered the first 90 car unit train to FUEL on September 21. The train, filled with over 300,000 bushels of corn, encircled the plant on the loop track. Drew Gahagan, General Manager, tests the first delivery of corn as Murray Campbell, CEO, watches from the scale house.
Grand Opening Celebration
The Board of Directors will soon announce a date for a site tour of our 100 million gallon ethanol facility for its stockholders in conjunction with a Grand Opening Celebration. In an effort to maintain the safety of our employees and visitors, the Board of Directors has chosen to host the celebration once successful operations have been fully established and maintained. Once the date is set, stockholders and dignitaries will receive an invitation to the Grand Opening Celebration. This event will not be open to the public.
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans; Construction delays and _____ technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing _____ an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.